Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-150779), in the Registration Statement on Form S-4 ( No. 33-41826), and in the Registration Statements on Form S-8 (Nos. 333-105675, 333-42366, 333-19403, 333-152841, and 333-152840) of United States Cellular Corporation of our report dated February 26, 2009, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, appearing in this Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 26, 2009